ANI Pharmaceuticals Acquires Vancocin® Capsules and Additional Vancomycin Assets from Shire

BAUDETTE, Minn., Aug. 1, 2014 /PRNewswire/ -- ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) today announced that it has acquired the US rights for Vancocin® 125 mg and 250 mg capsules from Shire plc, a global biopharmaceutical company. In addition, ANI acquired from Shire approved ANDAs for the currently non-marketed products vancomycin hydrochloride injectable 500 mg, 1 gm and 10 gm ($45 million in 2013 market value, per IMS Health) and vancomycin hydrochloride oral solution 250 mg and 500 mg. ANI paid $11 million in cash for the rights to Vancocin® together with existing inventories on hand. Following a transition period, ANI intends to launch Vancocin® capsules under its own label during the fourth quarter of 2014. The transaction is immediately accretive and sales of Vancocin® capsules are expected to generate approximately $5.4 million in revenues and $4 million in non-GAAP EBITDA annually.

Arthur S. Przybyl, ANI's President and CEO stated, "We are excited to add Vancocin® capsules to our portfolio of mature brand products. In addition, we will immediately begin exploring opportunities to launch both vancomycin injectable and vancomycin oral solution. Year to date we have invested $23 million in two mature brand acquisitions that will contribute a combined $9.4 million in annual revenues and $8 million in annual non-GAAP EBITDA. At the same time, we are continuing to advance our internal generic product development pipeline while selectively pursuing acquisitions and partnerships that augment those efforts."

About ANI

ANI Pharmaceuticals, Inc. (the "Company" or "ANI") is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products financial position, operating results and prospects , the Company's pipeline or potential markets therefore, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration ; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:
Arthur S. Przybyl
(218) 634-3608
arthur.przybyl@anipharmaceuticals.com